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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)
       NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


              THE LOEWEN GROUP ADDS TWO SHAREHOLDER REPRESENTATIVES

                     TO SPECIAL COMMITTEE FOR NEW DIRECTORS

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VANCOUVER, BC, December 3, 1998 -- The Loewen Group (NYSE, TSE, MSE: LWN)
announced today that the Board of Directors has added two shareholder representatives to the special committee to identify and recommend three new members to the Company's Board of Directors.

        Joining the search committee are David Kassie, Deputy Chairman CIBC Wood Gundy Incorporated, beneficial owner of approximately 13.6% of the Company's Common Stock, and Bill Riedl President of Fairvest Securities Corporation, proposed by Phillips Hager & North Investment Management, Ltd., beneficial owner of approximately 8.6 percent of the Company's Common Stock.

        Speaking on behalf of the special committee, Loewen director John N. Turner, former Prime Minister of Canada, stated, "We are pleased that these shareholder representatives have agreed to assist us in identifying prospective candidates for the Board. We look forward to their contribution in furthering the process of appointing three outside directors who can bring real value to the Company as it explores all alternatives to maximize shareholder value."

        The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the



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Company's revenue is derived from the United States.


      The Loewen Group's website is located at http://www.loewengroup.com.


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